EXHIBIT 99.2

LCNB Corp. and Subsidiaries

Financial Highlights

(Dollars in thousands, except per share amounts)

Share and per share data have been restated to reflect a 100% stock dividend paid on May 10, 2007.

Condensed Income Statement	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Interest income	$8,663	8,288	34,350	31,991
Interest expense	3,216	3,612	13,421	13,838
Net interest income	5,447	4,676	20,929	18,153
Provision for loan losses	298	108	620	266
Net interest income after provision	5,149	4,568	20,309	17,887
Non-interest income	2,023	2,126	8,453	8,346
Non-interest expense	4,959	4,567	19,934	18,344
Income before income taxes	2,213	2,127	8,828	7,889
Provision for income taxes	546	538	2,225	1,935
Net income	$1,667	1,589	6,603	5,954

Dividends per common share	$0.16	0.155	0.64	0.62
Basic earnings per common share	$0.25	0.25	0.99	0.94
Diluted earnings per common share	$0.25	0.25	0.99	0.94
Average basic shares outstanding	6,687,232	6,389,582	6,687,232	6,368,046
Average diluted shares outstanding	6,687,232	6,389,582	6,687,232	6,368,563

Selected Financial Ratios
Return on average assets	1.00%	1.12%	1.03%	1.08%
Return on average equity	11.24%	11.79%	11.35%	11.41%
Dividend payout ratio	64.00%	62.00%	64.65%	65.96%
Net interest margin (tax equivalent)	3.70%	3.74%	3.74%	3.77%

Selected Balance Sheet Items	December 31, 2008	December 31, 2007
Investment securities	$139,272	90,154

Loans	453,811	446,887
Less allowance for loan losses	2,468	2,468
Net loans	451,343	444,419

Total assets	649,731	604,058
Total deposits	577,622	535,929
Short-term borrowings	2,206	1,459
Long-term debt	5,000	5,000
Total shareholders’ equity	58,116	56,528

Shares outstanding at period end	6,687,232	6,687,232

Book value per share	$8.69	8.45
Equity to assets ratio	8.94%	9.36%

Assets Under Management
LCNB Corp. total assets	$649,731	604,058
Trust and investments (fair value)	174,775	199,053
Mortgage loans serviced	37,783	40,260
Business cash management	39,979	34,532
Brokerage accounts (fair value)	53,633	58,929
Total assets managed	$955,901	936,832